Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, July 31, 2019

NACCO INDUSTRIES, INC.
ANNOUNCES SECOND QUARTER 2019 RESULTS

Quarter Highlights:

•	Consolidated operating profit increased 17.4% over Q2 2018

•	Consolidated net income increased 24.7% over Q2 2018

•	Diluted earnings per share increased to $1.14/share from $0.92/share in Q2 2018

Cleveland, Ohio, Wednesday, July 31, 2019 - NACCO Industries, Inc. (NYSE: NC) today announced consolidated net income of $8.0 million, or $1.14 per diluted share, and consolidated revenues of $41.4 million for the second quarter of 2019, compared with consolidated net income of $6.4 million, or $0.92 per diluted share, and consolidated revenues of $33.7 million for the second quarter of 2018. The increase in net income was primarily due to an increase in earnings at the Minerals Management segment and a reduction in unallocated expenses from lower professional fees partially offset by a decrease in earnings at the Coal Mining and North American Mining segments.
For the six months ended June 30, 2019, the Company reported consolidated net income of $23.0 million, or $3.29 per diluted share, and consolidated revenues of $81.4 million, compared with consolidated net income of $14.6 million, or $2.10 per diluted share, and consolidated revenues of $64.9 million for the first six months of 2018. NACCO's effective income tax rate was 15.2% for the six months ended June 30, 2019, compared with 12.0% for the six months ended June 30, 2018.
NACCO ended the second quarter of 2019 with consolidated cash on hand of $98.4 million and debt of $12.0 million. At December 31, 2018, NACCO had consolidated cash on hand of $85.3 million and debt of $11.0 million.
In February 2018, NACCO's Board of Directors authorized a stock buyback program to purchase up to $25 million of the Company's outstanding Class A common stock through December 31, 2019. The Company has repurchased approximately 78,000 shares for an aggregate purchase price of $2.7 million since inception of this program, including $0.1 million of stock purchased during the three months ended June 30, 2019.
In the first quarter of 2019, the Company changed its segment reporting. The 2018 financial information in this release has been recast to reflect the new segments. In addition, recast quarterly segment information for the third and fourth quarters of 2018 has been included on page 10.

Detailed Discussion of Results

Coal Mining Results

Coal deliveries for the second quarter of 2019 and 2018 were as follows:
	2019	2018
Tons of coal delivered	(in millions)
Unconsolidated operations	6.9	8.0
Consolidated operations	0.9	0.8
Total deliveries	7.8	8.8

Key financial results for the second quarter of 2019 and 2018 were as follows:
	2019	2018
	(in thousands)
Revenues	$22,570	$20,860
Earnings of unconsolidated operations	$13,529	$15,333
Operating expenses(1)	$10,152	$8,227
Operating profit	$4,693	$7,898
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and Gain on sale of assets.

Coal Mining revenues increased moderately in the second quarter of 2019, primarily due to an increase in tons delivered at Mississippi Lignite Mining Company as a result of higher customer requirements.
Second-quarter 2019 operating profit decreased mainly due to higher operating expenses primarily attributable to an increase in, and the timing of, employee-related costs and a decrease in earnings of unconsolidated operations. Fewer coal tons delivered as a result of customer plant outages contributed to the decrease in earnings of unconsolidated operations. These unfavorable items were partially offset by improved results at the consolidated operations. The improvement at the consolidated operations was primarily due to an increase in customer requirements and a reduction in cost per ton sold at Mississippi Lignite Mining Company. In addition, the transfer of certain Centennial mine permits to third parties resulted in a $0.4 million loss, and allowed for a $5.4 million reduction to Centennial's mine reclamation obligation.

Coal Mining Outlook
In the second half and for the full year of 2019, the Company expects coal deliveries to decrease compared with the respective prior year periods. The expected reduction in coal deliveries is a result of changes in customer requirements, including the timing and duration of power plant outages, as well as comparisons to historically high delivery levels at certain of the unconsolidated operations in the prior year.
Revenues in the second half of 2019 are expected to decrease primarily as a result of the absence of a favorable $3.0 million contractual settlement recognized at Mississippi Lignite Mining Company in the fourth quarter of 2018. Excluding the contractual settlement, revenues in the second half and full year of 2019 are expected to decrease modestly compared with the comparable 2018 periods due to the change in customer requirements.
Excluding the $3.0 million contractual settlement, as well as $1.8 million of favorable adjustments recognized in the fourth quarter of 2018 related to a reduction in Centennial's mine reclamation liabilities, operating profit in the second half of 2019 is expected to increase compared with the second half of 2018 primarily as a result of a reduction in operating expenses and improved results at the consolidated mining operations. These favorable changes are expected to be partially offset by reduced income at the unconsolidated Coal Mining operations as customer requirements are expected to be reduced from the prior year. The reduction in operating expenses is primarily due to a shift in the timing of costs between quarters. Full-year 2019 operating expenses are expected to be comparable to 2018.
    Excluding the favorable 2018 items noted above and an additional $1.0 million favorable mine reclamation liability adjustment recognized in the first quarter of 2018, full-year 2019 operating profit is expected to decrease modestly compared with full-year 2018 as reduced income at the unconsolidated Coal Mining operations, due to fewer tons delivered, is expected to be partially offset by improved results at the consolidated mining operations.

North American Mining Results

Limestone deliveries for the second quarter of 2019 and 2018 were as follows:
	2019	2018
	(in millions)
Tons of limestone delivered	11.8	11.0

Key financial results for the second quarter of 2019 and 2018 were as follows:
	2019	2018
	(in thousands)
Revenues	$10,728	$9,067
Operating (loss) profit	$(483)	$157

Revenues increased in the second quarter of 2019 due to higher reimbursed costs. Reimbursed costs have an offsetting amount in cost of goods sold and have no impact on operating profit.
North American Mining reported an operating loss of $0.5 million during the second quarter of 2019 compared with operating profit of $0.2 million during the second quarter of 2018. The 2019 second quarter loss included higher employee-related and business development costs, as well as an increase in supplies and repairs and maintenance expenses.  These additional costs were partially offset by an improvement in earnings attributable to a new customer contract.

North American Mining Outlook
North American Mining expects operating profit in the second half of 2019 to improve over the first half of the year, and be comparable to the second half of 2018.  Operating profit for the remainder of 2019 is expected to benefit from an increase in earnings associated with new contracts, which are anticipated to be partly offset by continued spending on business development activities and increased employee-related expenses.  As a result of the operating loss in the first half of 2019, North American Mining expects full-year 2019 operating profit to be significantly lower than 2018.
North American Mining will continue to incur expenses to support business development activities, which will contribute to an increase in operating expenses in 2019 over 2018. Over the longer term, the Company expects operating profit to improve as the business expands and is able to capture economies of scale made available through recent and ongoing investments in people, systems and infrastructure to support continued growth. North American Mining entered into two new contracts during the second quarter of 2019. These new contracts, which are expected to commence in the third quarter, will have a modest impact on earnings in the second half of 2019 and will contribute moderately beginning in 2020.

Minerals Management Results

Key financial results for the second quarter of 2019 and 2018 were as follows:
	2019	2018
	(in thousands)
Revenues	$8,242	$3,866
Operating profit	$6,789	$3,212

Minerals Management revenues and operating profit increased significantly in the second quarter of 2019 over 2018 primarily due to a higher number of wells operated by third parties to extract natural gas from the Company's mineral reserves in Ohio.  The number of producing wells increased as additional pipeline, gas compression, and other transportation infrastructure came online in southeast Ohio.

Minerals Management Outlook
The Minerals Management segment derives income from royalty-based leases under which lessees make payments to the Company based on their sale of natural gas and, to a lesser extent, oil and coal, extracted primarily by third parties. The Company continued to experience a significant increase in royalty income in the first half of 2019 compared with the first half of 2018, primarily due to an increase in the number of gas wells operated by third parties to extract natural gas from the Company's Ohio Utica shale mineral reserves. In the second half of 2019, royalty income is currently expected to increase substantially over the second half of 2018 but at a significantly lower rate than realized in the first half of 2019. Importantly, however, royalty income can fluctuate favorably or unfavorably in response to a number of factors outside of the Company's control, including the number of wells being operated by third parties, fluctuations in commodity prices (primarily natural gas), fluctuations in production rates, regulatory risks, the Company's lessees' willingness and ability to incur well-development and other operating costs, and changes in the availability and continuing development of infrastructure.  Oil and natural gas production is further impacted by the natural production decline that occurs during the life of a well.

Consolidated Outlook
Overall, NACCO expects a significant increase in full-year 2019 consolidated net income compared with 2018 due to the increase in net income in the first half of 2019 and an anticipated improvement in the second half of the year, including or excluding the favorable prior year items noted previously.  The full-year effective income tax rate, excluding discrete items, is expected to be approximately 15% based on current estimates in the mix of earnings between entities that benefit from percentage depletion and those that do not.
Consolidated cash flow before financing activities in 2019 is expected to increase compared with 2018. Capital expenditures are expected to be approximately $28 million in 2019 compared with $20.9 million in 2018 and $15.7 million in 2017. The increase in capital expenditures in 2019 is due to spending at North American Mining for dragline acquisition and relocation, as well as spending at Mississippi Lignite Mining Company as its mine plan includes moving into a new mine area, which will require increased capital expenditures over the next several years. The increase in capital expenditures will result in an increase in depreciation in future years that will affect operating profit at the consolidated operations.
One of the Company’s core strategies is to ensure the resiliency of its existing coal mining operations. The Company works to drive down coal production costs and maximize efficiency and operating capacity at mine locations to help customers with management fee contracts be more competitive. This benefits both customers and the Company's Coal Mining segment, as fuel cost is the major driver for power plant dispatch. Increased power plant dispatch drives increased demand for coal by the Coal Mining segment's customers.
The Company continues to evaluate opportunities to expand its core coal mining business, however opportunities are likely to be limited. Low natural gas prices and growth in renewable energy sources, such as wind and solar, could continue to unfavorably affect the amount of electricity attributable to coal-fired power plants. The political and regulatory environment is not generally receptive to development of new coal-fired power generation projects which would create opportunities to build and operate new coal mines. However, the Company does continue to seek out and pursue opportunities where it can apply its management fee business model to replace legacy operators of existing surface coal mining operations in the United States. Outright acquisitions of existing coal mines or mining companies with exposure to fluctuating coal commodity markets, or structures that would create significant leverage, are outside the Company’s area of focus.
The Company believes growth and diversification can come from pursuing opportunities to leverage skills honed in the Company’s core mining operations and utilizing the Company’s unique, service-based, management-fee business model, when possible. The Company continues to pursue non-coal mining opportunities principally through its North American Mining segment. North American Mining has served as a strong growth platform by focusing on the operation and maintenance of draglines for limestone producers. North American Mining will continue to pursue growth in dragline operation and maintenance, while expanding the scope of work provided to customers and focusing on mining a broader range of aggregates and other minerals. The Company also continues to focus on developing its Minerals Management segment, principally related to its Ohio mineral reserves, and potentially expanding its asset base. In addition, the Company's newest business, Mitigation Resources of North America, creates and sells stream and wetland mitigation credits and provides services to those engaged in permittee-responsible mitigation.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, August 1, 2019 at 8:30 a.m. Eastern Time. The call may be accessed by dialing (866) 393-4306 (Toll Free) or (734) 385-2616 (International), Conference ID: 7883671, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through August 8, 2019. The online archive of the broadcast will be available on the NACCO website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of NACCO Industries, Inc. In addition, management evaluates results using this non-GAAP measure.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (2) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (3) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (4) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or aggregates requirements, (5) weather or equipment problems that could affect deliveries to customers, (6) changes in the power industry that would affect demand for the Company's mineral reserves, (7) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; federal and state legislative and regulatory initiatives relating to hydraulic fracturing; and the ability of lessees to obtain capital or financing needed for well development operations, (8) changes in the costs to reclaim mining areas, (9) costs to pursue and develop new mining and value-added service opportunities, (10) changes to or termination of a long-term mining contract, or a customer default under a contract, (11) delays or reductions in coal or aggregates deliveries, (12) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas and oil, and (13) increased competition, including consolidation within the coal and aggregates industries.

About NACCO Industries, Inc.
NACCO Industries, Inc. is the public holding company for The North American Coal Corporation. The Company and its affiliates operate in the mining and natural resources industries through three operating segments: Coal Mining, North American Mining and Minerals Management. The Coal Mining segment operates surface coal mines pursuant to a service-based business model under long-term contracts with power generation companies and activated carbon producers. The North American Mining segment provides value-added contract mining services for producers of aggregates and other minerals, primarily operating and maintaining draglines and other equipment. The Minerals Management segment promotes the development of the Company’s oil, gas and coal reserves, generating income primarily from royalty-based lease payments from third parties. For more information about NACCO Industries, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30		JUNE 30
	2019	2018	2019	2018
	(In thousands, except per share data)

Revenues	$41,352	$33,681	$81,449	$64,881
Cost of sales	32,684	28,835	59,396	54,611
Gross profit	8,668	4,846	22,053	10,270
Earnings of unconsolidated operations	14,143	15,423	30,413	30,978
Operating expenses
Selling, general and administrative expenses	12,788	11,863	25,441	22,490
Amortization of intangible assets	881	814	1,528	1,498
Gain on sale of assets	(19)	(210)	(37)	(263)
	13,650	12,467	26,932	23,725
Operating profit	9,161	7,802	25,534	17,523
Other (income) expense
Interest expense	222	569	453	1,215
Interest income	(581)	(119)	(1,134)	(232)
Income from other unconsolidated affiliates	(323)	(318)	(645)	(633)
Closed mine obligations	330	343	696	722
Gain on equity securities	(261)	(183)	(959)	(85)
Other, net	11	(71)	22	(25)
	(602)	221	(1,567)	962
Income before income tax provision	9,763	7,581	27,101	16,561
Income tax provision	1,788	1,188	4,108	1,992
Net income	$7,975	$6,393	$22,993	$14,569

Earnings per share:
Basic earnings per share	$1.14	$0.92	$3.30	$2.11
Diluted earnings per share	$1.14	$0.92	$3.29	$2.10

Basic weighted average shares outstanding	6,986	6,940	6,965	6,914
Diluted weighted average shares outstanding	6,986	6,940	6,993	6,939

EBITDA RECONCILIATION (UNAUDITED)
	Quarter Ended
	9/30/2018	12/31/2018	3/31/2019	6/30/2019	Trailing 12 Months 6/30/2019
	(in thousands)
Net income	$9,200	$11,016	$15,018	$7,975	$43,209
Income tax provision	1,458	3,928	2,320	1,788	9,494
Interest expense	421	362	231	222	1,236
Interest income	(94)	(539)	(553)	(581)	(1,767)
Depreciation, depletion and amortization expense	3,815	3,748	3,813	4,238	15,614
EBITDA *	$14,800	$18,515	$20,829	$13,642	$67,786

*EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income, or as an indicator of operating performance. NACCO defines EBITDA as net income before income tax provision, plus net interest expense and depreciation, depletion and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS FOR THE THREE MONTHS ENDED JUNE 30, 2019 AND JUNE 30, 2018 (UNAUDITED)

	Three Months Ended June 30, 2019
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$22,570	$10,728	$8,242	$131	$(319)	$41,352
Cost of sales	21,254	10,473	1,262	302	(607)	32,684
Gross profit (loss)	1,316	255	6,980	(171)	288	8,668
Earnings of unconsolidated operations	13,529	614	—	—	—	14,143
Operating expenses
Selling, general and administrative expenses	9,283	1,359	191	1,959	(4)	12,788
Amortization of intangible assets	881	—	—	—	—	881
Gain on sale of assets	(12)	(7)	—	—	—	(19)
	10,152	1,352	191	1,959	(4)	13,650
Operating profit (loss)	$4,693	$(483)	$6,789	$(2,130)	$292	$9,161

	Three Months Ended June 30, 2018
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$20,860	$9,067	$3,866	$—	$(112)	$33,681
Cost of sales	20,068	8,398	400	81	(112)	28,835
Gross profit (loss)	792	669	3,466	(81)	—	4,846
Earnings of unconsolidated operations	15,333	90	—	—	—	15,423
Operating expenses
Selling, general and administrative expenses	7,623	602	254	3,384	—	11,863
Amortization of intangible assets	814	—	—	—	—	814
Gain on sale of assets	(210)	—	—	—	—	(210)
	8,227	602	254	3,384	—	12,467
Operating profit (loss)	$7,898	$157	$3,212	$(3,465)	$—	$7,802

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND JUNE 30, 2018
(UNAUDITED)

	Six Months Ended June 30, 2019
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$39,320	$21,503	$20,928	$674	$(976)	$81,449
Cost of sales	37,178	20,473	2,088	681	(1,024)	59,396
Gross profit (loss)	2,142	1,030	18,840	(7)	48	22,053
Earnings of unconsolidated operations	29,310	1,103	—	—	—	30,413
Operating expenses
Selling, general and administrative expenses	17,656	2,591	382	4,822	(10)	25,441
Amortization of intangible assets	1,528	—	—	—	—	1,528
Gain on sale of assets	(30)	(7)	—	—	—	(37)
	19,154	2,584	382	4,822	(10)	26,932
Operating profit (loss)	$12,298	$(451)	$18,458	$(4,829)	$58	$25,534

	Six Months Ended June 30, 2018
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$38,457	$19,280	$7,342	$—	$(198)	$64,881
Cost of sales	36,146	17,764	760	139	(198)	54,611
Gross profit (loss)	2,311	1,516	6,582	(139)	—	10,270
Earnings of unconsolidated operations	30,610	368	—	—	—	30,978
Operating expenses
Selling, general and administrative expenses	15,051	1,132	427	5,880	—	22,490
Amortization of intangible assets	1,498	—	—	—	—	1,498
Gain on sale of assets	(223)	(39)	(1)	—	—	(263)
	16,326	1,093	426	5,880	—	23,725
Operating profit (loss)	$16,595	$791	$6,156	$(6,019)	$—	$17,523

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS FOR THE 2018 THIRD AND FOURTH QUARTERS
(UNAUDITED)

	Third Quarter of 2018
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$18,583	$9,092	$3,902	$—	$(137)	$31,440
Cost of sales	16,090	8,415	865	112	(137)	25,345
Gross profit (loss)	2,493	677	3,037	(112)	—	6,095
Earnings of unconsolidated operations	17,004	137	—	—	—	17,141
Operating expenses
Selling, general and administrative expenses	9,026	533	267	2,206	—	12,032
Amortization of intangible assets	714	—	—	—	—	714
Gain on sale of assets	(57)	—	—	—	—	(57)
	9,683	533	267	2,206	—	12,689
Operating profit (loss)	$9,814	$281	$2,770	$(2,318)	$—	$10,547

	Fourth Quarter of 2018
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$24,509	$8,578	$6,108	$665	$(806)	$39,054
Cost of sales	17,876	7,082	497	380	(384)	25,451
Gross profit (loss)	6,633	1,496	5,611	285	(422)	13,603
Earnings of unconsolidated operations	16,775	100	—	—	—	16,875
Operating expenses
Selling, general and administrative expenses	10,721	1,322	206	2,421	—	14,670
Amortization of intangible assets	826	—	—	—	—	826
Gain on sale of assets	—	(572)	—	—	—	(572)
	11,547	750	206	2,421	—	14,924
Operating profit (loss)	$11,861	$846	$5,405	$(2,136)	$(422)	$15,554